                                                                Rule 424(b)(3)
                                                                 No. 333-15411

                      CNL AMERICAN PROPERTIES FUND, INC.

      This Supplement is part of, and should be read in conjunction with, the Prospectus dated January 31, 1997. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

      Information as to proposed properties for which the Company has received initial commitments and as to the number and types of Properties acquired by the Company is presented as of February 6, 1997, and all references to commitments or Property acquisitions should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after February 6, 1997, will be reported in a subsequent Supplement.

                                 THE OFFERING

      The Company commenced the offering of up to 27,500,000 Shares on February 6, 1997.

                             THE INITIAL OFFERING

      The Company completed its Initial Offering on February 6, 1997. In connection with the Initial Offering, the Company received aggregate subscription proceeds of $150,591,765 (15,059,177 Shares) from 7,724 stockholders, including $591,765 (59,177 Shares) issued pursuant to the Reinvestment Plan. As of February 6, 1997, net proceeds to the Company from its offering of shares after deduction of Selling Commissions, Marketing Support and Due Diligence Expense Reimbursement Fees and Organizational and Offering Expenses totalled $133,990,121. As of February 6, 1997, the Company had invested or committed for investment approximately $106,700,000 of such net proceeds in 105 Properties (including one Property through a joint venture arrangement which consists of land and building, seven Properties which consist of building only, 35 Properties which consist of land only and 62 Properties which consist of land and building), in providing mortgage financing to the tenants of the 35 Properties consisting of land only and to pay Acquisition Fees and Acquisition Expenses, leaving approximately $27,400,000 in offering proceeds available for investment in Properties and Mortgage Loans. As of February 6, 1997, the Company had incurred $6,776,629 in Acquisition Fees to the Advisor.

                                   BUSINESS

PROPERTY ACQUISITIONS

      Between January 25, 1997 and February 6, 1997, the Company acquired four Properties consisting of land and building. The Properties are two Jack in the Box Properties (one in each of Humble, Texas; and Murrieta, California), a Burger King Property (in Kent, Ohio) and a Golden Corral Property (in Winchester, Kentucky). For information regarding the 101 Properties acquired by the Company prior to January 25, 1997, see the Prospectus dated January 31, 1997.

      The Burger King Property in Kent, Ohio, was acquired from an Affiliate of the Company. The Affiliate had purchased and temporarily held title to the Property in order to facilitate the acquisition of the Property by the Company. The Property was acquired by the Company for a purchase price of $872,861, representing the cost of the Property to the Affiliate (including carrying costs) due to the fact that this amount was less than the Property's appraised value.


February 7, 1997                               Prospectus Dated April 26, 1996

      In connection with the purchase of these four Properties, the Company, as lessor entered into long-term lease agreements with unaffiliated lessees. The general terms of the lease agreements are described in the section of the Prospectus entitled "Business - Description of Property Leases." For the Properties that are to be constructed, the Company has entered into development and indemnification and put agreements with the lessees. The general terms of these agreements are described in the section of the Prospectus entitled "Business - Site Selection and Acquisition of Properties - Construction and Renovation."

      As of February 6, 1997, the Company had initial commitments to acquire 11 properties, consisting of land and building. The acquisition of each of these properties is subject to the fulfillment of certain conditions, including, but not limited to, a satisfactory environmental survey and property appraisal. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of all 11 of these properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business - Description of Property Leases," except as described below.

      Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.



                             Lease Term and
Property                     Renewal Options         Minimum Annual Rent        Percentage Rent       Option to Purchase
--------                     ---------------         -------------------        ---------------       ------------------
Burger King             20 years; two five-year    11% of Total Cost (1)     for each lease year,    None
Chattanooga, TN         renewal options                                      (i) 8.5% of annual
Restaurant to be                                                             gross sales minus
renovated                                                                    (ii) the minimum
                                                                             annual rent for such
                                                                             lease year

Burger King             20 years; two five-year    11% of Total Cost (1)     for each lease year,    None
Ooltewah, TN            renewal options                                      (i) 8.5% of annual
Restaurant to be                                                             gross sales minus
constructed                                                                  (ii) the minimum
                                                                             annual rent for such
                                                                             lease year

Denny's                 20 years; two five-year    10.625% of Total Cost;    for each lease year,    during the eighth,
Tampa, FL               renewal options            increases by 11% after    (i) 5% of annual        tenth, and twelfth
Restaurant to be                                   the fifth lease year      gross sales minus       lease years only
renovated                                          and after every five      (ii) the minimum
                                                   years thereafter          annual rent for such
                                                   during the lease term     lease year
                                                   (1)

Golden Corral           20 years; two five-year    11.25% of Total Cost      for each lease year,    at any time after
Hopkinsville, KY        renewal options            (1); increases by 12%     (i) 6% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Golden Corral           20 years; two five-year    11.25% of Total Cost      for each lease year,    at any time after
Somerset, KY            renewal options            (1); increases by 12%     (i) 6% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Jack in the Box         18 years; four five-year   10.25% of Total Cost      for each lease year,    at any time after
Fresno, CA              renewal options            (1); increases by 8%      (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year (2)
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

                                                            - 3 -



                             Lease Term and
Property                     Renewal Options         Minimum Annual Rent        Percentage Rent       Option to Purchase
--------                     ---------------         -------------------        ---------------       ------------------
Jack in the Box         18 years; four five-year   10.25% of Total Cost      for each lease year,    at any time after
Houston, TX (#1)        renewal options            (1); increases by 8%      (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year (2)
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Jack in the Box         18 years; four five-year   10.25% of Total Cost      for each lease year,    at any time after
Houston, TX (#2)        renewal options            (1); increases by 8%      (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year (2)
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Jack in the Box         18 years; four five-year   10.25% of Total Cost      for each lease year,    at any time after
Oxnard, CA              renewal options            (1); increases by 8%      (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year (2)
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Jack in the Box         18 years; four five-year   10.25% of Total Cost      for each lease year,    at any time after
Palmdale, CA            renewal options            (1); increases by 8%      (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year (2)
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Shoney's                20 years; two five-year    11% of Total Cost;        for each lease year,    at any time after
Phoenix, AZ             renewal options            increases by 10% after    (i) 6% of annual        the seventh lease
Restaurant to be                                   the fifth lease year      gross sales minus       year
constructed                                        and after every five      (ii) the minimum
                                                   years thereafter          annual rent for such
                                                   during the lease term     lease year
                                                   (1)



FOOTNOTES:

(1) The "Total Cost" is equal to the sum of (i) the purchase price of the property, (ii) closing costs, and (iii) actual development costs incurred under the development agreement.

(2) In the event the Company purchases the property directly from the lessee, the lessee will have no option to purchase the property.

      The following table sets forth the location of the four Properties consisting of land and building, acquired by the Company, from January 25, 1997 through February 6, 1997, a description of the competition, and a summary of the principal terms of the acquisition and lease of each Property.


                                            PROPERTY ACQUISITIONS
                               From January 25, 1997 through February 6, 1997


                                                       Lease Expira-
Property Location and        Purchase      Date           tion and          Minimum                              Option
Competition                  Price (1)   Acquired    Renewal Options    Annual Rent (2)    Percentage Rent    To Purchase
---------------------      ------------  --------    ---------------    ---------------    ---------------    -----------
JACK IN THE BOX (7)        $952,485      01/31/97    01/2015; four    $97,630 (6);         for each lease     at any time
(the "Murrieta Property")  (excluding                five-year        increases by 8%      year, (i) 5% of    after the
Restaurant to be           closing                   renewal options  after the fifth      annual gross       seventh
constructed                costs)                                     lease year and       sales minus (ii)   lease year
                           (3)(6)                                     after every five     the minimum
The Murrieta Property is                                              years thereafter     annual rent for
located within the                                                    during the lease     such lease year
southeast quadrant of                                                 term                 (5)
Madison Avenue and Kalmia
Street, in Murrieta,
Riverside County,
California, in an area of
mixed retail, commercial,
and residential
development.  Other fast-
food and family-style
restaurants located in
proximity to the Murrieta
Property include a KFC
and a McDonald's.

JACK IN THE BOX (7)        $296,034      02/03/97    02/2015; four    10.75% of Total      for each lease     None
(the "Humble Property")    (excluding                five-year        Cost (4); increases  year, (i) 5% of
Restaurant to be           closing and               renewal options  by 8% after the      annual gross
constructed                development                                fifth lease year     sales minus (ii)
                           costs) (3)                                 and after every      the minimum
The Humble Property is                                                five years           annual rent for
located on the north                                                  thereafter during    such lease year
side of Beltway 8 east                                                the lease term       (5)
of Old Humble Road, in
Houston, Harris County,
Texas, in an area of
mixed retail, commercial,
and residential
development.

                                                         - 6 -




                                                       Lease Expira-
Property Location and        Purchase       Date          tion and          Minimum                              Option
Competition                  Price (1)   Acquired    Renewal Options    Annual Rent (2)    Percentage Rent    To Purchase
---------------------      ------------  --------    ---------------    ---------------    ---------------    -----------
GOLDEN CORRAL              $302,363      02/03/97    02/2012; four    10.75% of Total      for each lease     during the
(the "Winchester           (excluding                five-year        Cost (4)             year, 5% of the    first
Property")                 closing and               renewal options                       amount by which    through
Restaurant to be           development                                                     annual gross       seventh
constructed                costs) (3)                                                      sales exceed       lease years
                                                                                           $2,161,048 (5)     and the
The Winchester Property                                                                                       tenth
is located on the west                                                                                        through
side of the Winchester                                                                                        fifteenth
Bypass, in Winchester,                                                                                        lease years
Clark County, Kentucky,                                                                                       only
in an area of mixed,
retail, commercial, and
residential development.
Other fast-food and
family-style restaurants
located in proximity to
the Winchester Property
include a Sonic Drive-In,
a Papa John's, and several
local restaurants.

BURGER KING                $872,861      02/03/97    02/2017; four    $89,688; increases   for each lease     during the
(the "Kent Property")      (excluding                five-year        by 5% after the      year, (i) 6% of    eighth,
Existing restaurant        closing                   renewal options  fifth lease year     annual gross       ninth,
                           costs)                                     and by 10% after     sales minus (ii)   tenth,
The Kent Property is                                                  the tenth lease      the minimum        eleventh and
located on the east side                                              year and after       annual rent for    twelfth
of South Water Street, in                                             every five years     such lease year    lease years
Kent, Portage County,                                                 thereafter during                       only
Ohio, in an area of mixed                                             the lease term
retail, commercial, and
residential development.
Other fast-food and
family-style restaurants
located in proximity to
the Kent Property include
a Wendy's, a Papa John's,
two McDonald's, a Dairy
Queen, and a local
restaurant.

                                                              - 7 -

FOOTNOTES:

(1) The estimated federal income tax basis of the depreciable portion (the building portion) of each of the Properties acquired, and for construction Properties, once the buildings are constructed, is set forth below:

      Property                Federal Tax Basis
      --------                -----------------

      Murrieta Property           $617,000
      Humble Property              627,000
      Winchester Property          910,000
      Kent Property                686,000

(2) Minimum annual rent for each of the Properties became payable on the effective date of the lease, except as indicated below. For the Humble Property, minimum annual rent will become due and payable on the earlier of (i) 180 days after execution of the lease or (ii) the date the restaurant opens for business to the public. For the Winchester Property, minimum annual rent will become due and payable on the earlier of (i) the date the certificate of occupancy for the restaurant is issued, (ii) the date the restaurant opens for business to the public or (iii) 180 days after execution of the lease. During the period commencing with the effective date of the lease to the date minimum annual rent becomes payable for the Humble Property, as described above, the tenant shall pay monthly "interim rent" equal to 10.75% per annum of the amount funded by the Company in connection with the purchase and construction of the Property. During the period commencing with the effective date of the lease to the date minimum annual rent becomes payable for the Winchester Property, as described above, "interim rent" equal to ten percent per annum of the amount funded by the Company in connection with the purchase and construction of the Property shall accrue and shall be payable in a single lump sum on the date minimum annual rent becomes payable for this Property.

(3) The development agreements for the Properties which are to be constructed, provide that construction must be completed no later than the dates set forth below. The maximum cost to the Company, (including the purchase price of the land (if applicable), development costs (if applicable), and closing and acquisition costs) is not expected to, but may, exceed the amounts set forth below:
                                                           Estimated Final
      Property                   Estimated Maximum Cost    Completion Date
      --------                   ----------------------    ---------------

      Murrieta Property                $  952,485          July 30, 1997
      Humble Property                     912,409          August 2, 1997
      Winchester Property               1,272,678          August 2, 1997

(4) The "Total Cost" is equal to the sum of (i) the purchase price of the Property, (ii) closing costs, and (iii) actual development costs incurred under the development agreement.

(5) Percentage rent shall be calculated on a calendar year basis (January 1 to December 31).

(6) The Company paid for all construction costs in advance at closing; therefore, minimum annual rent was determined on the date acquired and is not expected to change.

(7) The lessee of the Murrieta and Humble Properties is the same unaffiliated lessee.

BORROWING AND SECURED EQUIPMENT LEASE

      Between January 25, 1997 and February 6, 1997, the Company obtained two advances totalling $379,410 under its $15,000,000 Loan. The proceeds of these advances were used to acquire Equipment for two restaurant properties in Warner Robins, Georgia (the "Warner Robins #1 Secured Equipment Lease" and the "Warner Robins #2 Secured Equipment Lease"), at a cost of $379,410, including Secured Equipment Lease Servicing Fees of $7,412 to the Advisor. The Warner Robins #1 Secured Equipment Lease and Warner Robins #2 Secured Equipment Lease are fully amortizing term loans repayable over five years. The advances bear interest at a rate per annum equal to 215 basis points above the Reserve Adjusted LIBOR Rate (as defined in the Loan).

      The following table sets forth a summary of the principal terms of the acquisition and lease of the Equipment.


                                           SECURED EQUIPMENT LEASE
                               From January 25, 1997 through February 6, 1997


                                Purchase                        Lease                             Option
Description                    Price (1)     Date Acquired    Expiration     Annual Rent (2)   To Purchase
-----------                    ---------     -------------    ----------     ---------------   -----------
EQUIPMENT FOR FAZOLI'S       $178,307          01/28/97        01/2002            $3,924           (3)
RESTAURANT IN WARNER         (excluding
ROBINS, GEORGIA              closing costs
(the "Warner Robins #1       and Secured
Secured Equipment Lease")    Equipment
                             Lease
                             Servicing
                             Fee)

EQUIPMENT FOR POPEYE'S       $192,311          01/28/97        01/2002            $4,231           (3)
RESTAURANT IN WARNER         (excluding
ROBINS, GEORGIA              closing costs
(the "Warner Robins #2       and Secured
Secured Equipment Lease")    Equipment
                             Lease
                             Servicing
                             Fee)



FOOTNOTES:

(1) The Secured Equipment Lease is expected to be treated as a loan secured by personal property for federal income tax purposes.

(2) Rental payments due under the Secured Equipment Lease are payable monthly, commencing on the effective date of the lease.

(3) Lessee may purchase the Equipment prior to the expiration of Secured Equipment Lease, at the then present value of the remaining rental payments, discounted at a rate of 10% per annum.


                   PRO FORMA ESTIMATE OF TAXABLE INCOME BEFORE DIVIDENDS PAID DEDUCTION OF
                                     CNL AMERICAN PROPERTIES FUND, INC.
                 GENERATED FROM THE OPERATIONS OF PROPERTIES ACQUIRED FROM JANUARY 25, 1997
                                          THROUGH FEBRUARY 6, 1997
                                      FOR A 12-MONTH PERIOD (UNAUDITED)


      The following schedule represents pro forma unaudited estimates of taxable income before dividends paid deduction of each Property acquired by the Company from January 25, 1997 through February 6, 1997, for the 12-month period commencing on the date of the inception of the respective lease on such Property.  The schedule should be read in light of the accompanying footnotes.

      These estimates do not purport to present actual or expected operations of the Company for any period in the future.  These estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.  No single lessee or group of affiliated lessees lease Properties or has borrowed funds from the Company with an aggregate purchase price in excess of 20% of the expected total net offering proceeds of the Company.

                                      Jack in the Box      Jack in the Box    Golden Corral     Burger King
                                      Murrieta, CA (6)      Humble, TX (6)    Winchester, KY     Kent, OH
                                      ----------------     ---------------    --------------    -----------
Pro Forma Estimate of Taxable
  Income Before Dividends Paid
  Deduction:

Base Rent (1)                             $ 97,630             $ 94,696         $126,063        $ 89,688

Asset Management Fees (2)                   (5,709)              (5,294)          (6,904)         (5,237)

General and Administrative
  Expenses (3)                              (6,053)              (5,871)          (7,816)         (5,561)
                                          --------             --------         --------        --------

Estimated Cash Available from
  Operations                                85,868               83,531          111,343          78,890

Depreciation and Amortization
  Expense (4)                              (15,822)             (16,083)         (23,332)        (17,602)
                                          --------             --------         --------        --------

Pro Forma Estimate of Taxable
  Income Before Dividends Paid
  Deduction of the Company                $ 70,046             $ 67,448         $ 88,011        $ 61,288
                                          ========             ========         ========        ========

                                                 See Footnotes

                                                     - 12 -




                                                      Total
                                                    --------
Pro Forma Estimate of Taxable
  Income Before Dividends Paid
  Deduction:

Base Rent (1)                                       $408,077

Asset Management Fees (2)                            (23,144)

General and Administrative
  Expenses (3)                                       (25,301)
                                                    --------

Estimated Cash Available from
  Operations                                         359,632

Depreciation and Amortization
  Expense (4)                                        (72,839)
                                                    --------

Pro Forma Estimate of Taxable
  Income Before Dividends Paid
  Deduction of the Company                          $286,793
                                                    ========




FOOTNOTES:

(1) Base rent does not include percentage rents which become due if specified levels of gross receipts are achieved.

(2) The Properties will be managed pursuant to an advisory agreement between the Company and CNL Fund Advisors, Inc. (the "Advisor"), pursuant to which the Advisor will receive monthly asset management fees in an amount equal to one-twelfth of .60% of the Company's Real Estate Asset Value as of the end of the preceding month as defined in such agreement. See "Management Compensation."

(3) Estimated at 6.2% of gross rental income based on the previous experience of Affiliates of the Advisor with 17 public limited partnerships which own properties similar to those owned by the Company. Amount does not include soliciting dealer servicing fee due to the fact that such fee will not be incurred until December 31 of the year following the year in which the offering terminates.

(4) The estimated federal tax basis of the depreciable portion (the building portion) of the Properties has been depreciated on the straight-line method over 39 years.

(5) The development agreements for the Properties which are to be constructed, provide that construction must be completed no later than the dates set forth below:

      Property                      Estimated Final Completion Date
      --------                      -------------------------------

      Murrieta Property             July 30, 1997
      Humble Property               August 2, 1997
      Winchester Property           August 2, 1997

(6) The lessee of the Murrieta and Humble Properties is the same unaffiliated lessee.

                                          - 14 -